Amendment No. 1to April 11, 2011 Code of Ethics Policies

                                                      Effective October 24, 2011

                                                Personal Investment Transactions

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Personal Investment Transactions

The section titled"General Principles Regarding Securities Transactions" at page 6 is amended as follows:

The last sentence which states "Note that pre-clearance ordinarily will be given on the date you request if it is received before the daily processing cutoffs of 6:30 a.m. or 9:30 a.m. or 12:00 p.m. Los Angeles time and 9:30 a.m., 12:30 p.m. or 3:00 p.m. New York time" is DELETED and the following sentences are substituted:

         "Note that automated pre-clearance of trade requests occur every ten
         (10) minutes between 6:20 a.m. and 12:50 p.m. Los Angeles time Monday through Friday. However, if the trade request requires services by the ADMINISTRATOR OF THE CODE OF ETHICS, such review willoccur at approximately 6:30 a.m., 9:30 a.m. or 12:00 p.m. Los Angeles Time."

Effective October 24, 2011





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